EXHIBIT 99.1
News
For Immediate Release	Contact:
October 22, 2015	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES REPORTS THIRD QUARTER EARNINGS PER SHARE OF $1.06, EXCLUDING SPECIAL ITEMS
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Reported Earnings per Share were $0.83, Including Special Items Associated with the Restructuring of the Energy Services Segment
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2014 Acquisition Continues to be Highly Accretive to Earnings
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Highlights:
•	Operating Income of $62.8 Million and 13.9% of Sales, Excluding Special Items
•	Strong Cash Flows from Operations of $80 Million
•	$50 Million Debt Reduction in the Third Quarter
•	Signed 22nd and 23rd Commercial Agreements for FulFill® High Filler Technology
•	Successful Start-Up of Satellite to Produce NewYield™ Technology
•	Board Authorizes Two-Year $150 Million Share Repurchase Program
NEW YORK, October 22, 2015—Minerals Technologies Inc. (NYSE: MTX) today reported third quarter diluted earnings per common share, excluding special items, of $1.06. Reported earnings per share were $0.83, including special items associated with exiting the Coiled Tubing service line and restructuring other on-shore domestic service lines within the Energy Services segment.
"Minerals Technologies delivered a solid performance in the third quarter with four of our five business segments recording double digit operating margins," said Joseph C. Muscari, chairman and chief executive officer. "Our businesses in China grew 20 percent in the third quarter, and our long-term growth targets in the region remain on track as we increase our penetration in the Paper, Metalcasting and Household and Personal Care markets. The 2014 AMCOL acquisition continues to be highly accretive, and we will achieve greater than $70 million in synergies by year end."
Worldwide net sales in the third quarter decreased 17 percent to $451.0 million from $543.5 million in the same period of 2014. Foreign exchange had an unfavorable impact on sales of $27.6 million, or 5 percent. The exit from the Coiled Tubing service line in early August reduced consolidated sales by an additional $17.4 million, or 3 percent.
Income from operations, excluding special items, was $62.8 million and represented 13.9 percent of sales. The combined unfavorable impact on operating income of foreign exchange and the exit from Coiled Tubing was $6.7 million. Income from operations, as reported, was $49.9 million.
The special items incurred in the third quarter were restructuring charges of $10.5 million related to lease termination costs, inventory write-offs and impairment of assets from the exit of Coiled Tubing and other on-shore service lines within the Energy Services segment. In addition, we incurred acquisition-related integration costs of $2.4 million. The combined effect of these non-recurring items reduced earnings by $0.23 per share.
The company's cash flow from operations was strong in the third quarter at more than $80 million and cash and short-term investments were $228 million. During the quarter, the company repaid an additional $50 million of its long-term debt.
Third quarter worldwide sales in the Specialty Minerals segment, which includes the precipitated calcium carbonate (PCC) and Processed Minerals product lines, were $156.5 million, a decrease of 4 percent from the same period in 2014.  Foreign exchange had an unfavorable impact on sales of $9.6 million, or 6 percentage points.  Therefore, underlying sales in the segment increased 2 percent. Operating income for the segment was $25.0 million and represented 16.0 percent of sales. Operating income was negatively affected by foreign exchange.
Worldwide net sales of PCC, which is used primarily in the manufacturing processes of the paper industry, were $121.9 million in the quarter.  The company's Paper PCC sales in China grew 52 percent over 2014 due to the start-up of three new facilities since the third quarter of 2014. Total PCC volumes increased 3% over last year.
"During the quarter, we announced our twenty-second and twenty-third commercial agreements for our FulFill® high filler technology with major papermakers in North America and Asia," said Mr. Muscari. "We also successfully began operation of a satellite plant at Sun Paper's pulp and paper operations in Shandong Province, China, for our NewYield™ process technology that converts a waste stream into functional filler for paper. This is a breakthrough technology that eliminates the cost of environmental disposal and remediation of certain waste streams to papermakers."
Net sales of Processed Minerals products increased 5 percent to $34.6 million in the third quarter of 2015 from $33.1 million in the prior year, primarily due to a 7 percent increase in ground calcium carbonate sales.
Sales in the Performance Materials segment were $126.5 million for the quarter. Foreign exchange had an unfavorable impact on sales of $4.4 million. Metalcasting and Basic Minerals sales were affected by some weakness in the agricultural sector and lower drilling fluid sales due to the reduction in oil prices, respectively. Sales in Household, Personal Care and Specialty Products were approximately the same as the prior year.  However, Pet Care product sales increased 15 percent and Personal Care products increased 32 percent. Operating income, excluding special items, grew 10 percent to $22.7 million and represented 17.9 percent of sales as compared to 15.3 percent of sales in the prior year. This growth was attributable to productivity improvements and cost controls.
Sales in the Construction Technologies segment were $49.7 million for the quarter. Foreign exchange had an unfavorable impact on sales of $3.8 million. Operating income was $6.1 million and represented 12.3 percent of sales.  Sales and operating income in this business segment were affected by fewer large projects as compared to last year.
Net sales in the Refractories segment in the third quarter of 2015 were $77.4 million. Foreign exchange had an unfavorable impact on sales of $6.9 million. Operating income was $7.9 million and represented 10.2 percent of sales. Sales and operating income were affected by lower sales volumes stemming from continued weak global steel demand and the negative affect of foreign exchange.
The Energy Services segment sales were $40.9 million for the third quarter, a 52-percent decrease from the prior year. The exit from the Coiled Tubing service line in early August reduced sales by $17.4 million, or 20 percent. In addition, foreign exchange had an unfavorable impact on sales of $2.8 million, or 3 percent. This segment continues to experience pressure due to weak market conditions in the oil and gas sector. Operating income, excluding special items, was $2.6 million and 6.4 percent of sales. Reported operating losses were $7.9 million due to restructuring costs associated with exiting the Coiled Tubing and other domestic on-shore service lines.
"The acquisition of AMCOL has been highly accretive, and our long-term growth initiatives of geographic expansion and new product innovation remain on track," said Mr. Muscari. "MTI's business fundamentals remain strong—especially in the minerals-based businesses—and we will continue to take the necessary actions needed to maximize profitability in our service-related businesses under these very challenging market conditions."
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Minerals Technologies will sponsor a conference call tomorrow, October 23, 2015 at 11 a.m. The conference call will be broadcast live on the company web site, which can be found at www.mineralstech.com.
This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2014 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.
For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
( in millions, except per share data)
(unaudited)

	Quarter Ended			% Growth		Nine Months Ended		% Growth
	Sept. 27,	June 28,	Sept. 28,	Prior	Prior	Sept. 27,	Sept. 28,	Prior
	2015	2015	2014	Qtr.	Year	2015	2014	Year

Net sales
Product sales	$410.1	$414.1	$458.1	(1)%	(10)%	$1,218.8	$1,075.0	13%
Service revenue	40.9	49.3	85.4	(17)%	(52)%	148.8	134.0	11%
Total net sales	451.0	463.4	543.5	(3)%	(17)%	1,367.6	1,209.0	13%

Cost of sales
Cost of goods sold	302.4	300.6	337.8	1%	(10)%	895.8	812.0	10%
Cost of service revenue	29.7	36.6	60.7	(19)%	(51)%	110.2	94.0	17%
Total cost of sales	332.1	337.2	398.5	(2)%	(17)%	1,006.0	906.0	11%

Production margin	118.9	126.2	145.0	(6)%	(18)%	361.6	303.0	19%

Marketing and administrative expenses	47.9	46.2	59.7	4%	(20)%	139.6	127.4	10%
Research and development expenses	6.2	5.8	6.6	7%	(6)%	17.8	18.0	(1)%
Amortization expense of intangible assets acquired	2.0	1.9	1.9	5%	5%	5.8	2.9	100%
Acquisition related transaction and integration costs	2.4	2.7	4.2	(11)%	(43)%	8.5	16.7	(49)%
Restructuring and other charges	10.5	16.8	5.8	*	*	27.3	11.8	*

Income from operations	49.9	52.8	66.8	(5)%	(25)%	162.6	126.2	29%

Interest expense, net	(14.5)	(15.8)	(16.0)	(8)%	(9)%	(45.5)	(25.2)	81%
Extinguishment of debt costs and fees	0.0	(4.5)	0.0	*	*	(4.5)	(5.8)	(22)%
Other non-operating income (deductions), net	2.8	(0.2)	0.9	*	*	5.7	0.5	*
Total non-operating deductions, net	(11.7)	(20.5)	(15.1)	*	*	(44.3)	(30.5)	*

Income from continuing operations before tax and equity in earnings	38.2	32.3	51.7	18%	(26)%	118.3	95.7	24%

Provision for taxes on income	8.4	5.3	14.4	58%	(42)%	25.8	24.8	4%
Equity in earnings of affiliates, net of tax	0.5	0.5	0.3	0%	67%	1.4	0.6	*

Income from continuing operations, net of tax	30.3	27.5	37.6	10%	(19)%	93.9	71.5	31%

Income (loss) from discontinued operations, net of tax	0.0	0.0	0.2	*	*	0.0	2.0	*

Consolidated net income	30.3	27.5	37.8	10%	(20)%	93.9	73.5	28%

Less: Net income attributable to non-controlling interests	1.1	0.9	0.8	22%	38%	2.9	2.4	21%

Net Income attributable to Minerals Technologies Inc. (MTI)	$29.2	$26.6	$37.0	10%	(21)%	$91.0	$71.1	28%

Weighted average number of common shares outstanding:

Basic	34.7	34.7	34.5			34.7	34.5

Diluted	35.0	35.0	34.8			35.0	34.8

Earnings per share attributable to MTI:

Basic:
Income from continuing operations attributable to MTI	$0.84	$0.77	$1.07	9%	(21)%	$2.62	$2.00	31%
Income (loss) from discontinued operations attributable to MTI	0.00	0.00	0.00	*	*	0.00	0.06	*
Net Income attributable to MTI common shareholders	$0.84	$0.77	$1.07	9%	(21)%	$2.62	$2.06	27%

Diluted:
Income from continuing operations attributable to MTI	$0.83	$0.76	$1.06	9%	(22)%	$2.60	$1.99	31%
income (loss) from discontinued operations attributable to MTI	0.00	0.00	0.00	*	*	0.00	0.06	*
Net Income attributable to MTI common shareholders	$0.83	$0.76	$1.06	9%	(22)%	$2.60	$2.05	27%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.15	$0.15

* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)
For comparative purposes, the quarterly periods ended September 27, 2015, June 28, 2015, and September 28, 2014 each consisted of 91 days. The nine month periods ended September 27, 2015 and September 28, 2014 consisted of 270 days and 271 days, respectively.  As a result of the acquisition of AMCOL International on May 9, 2014, the financial results of the acquired business reflect 143 days in the nine months of 2014.

2)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the quarterly periods ended September 27, 2015, June 28, 2015 and September 28, 2014 and the nine month periods ended September 27, 2015 and September 28, 2014 and a reconciliation to reported earnings per share for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended			Nine Months Ended
		Sept. 27,	June 28,	Sept. 28,	Sept. 27,	Sept. 28,
		2015	2015	2014	2015	2014
	Income from continuing operations attributable to MTI	$29.2	$26.6	$36.8	$91.0	$69.1

	Special items:
	Acquisition related transaction and integration costs	2.4	2.7	4.2	8.5	16.7
	Debt extinguishment costs and fees	0.0	4.5	0.0	4.5	5.8
	Non-cash inventory step-up charges	0.0	0.0	0.0	0.0	5.6
	Restructuring and other charges	5.2	1.0	5.8	6.2	11.8
	Impairment of Assets	5.3	15.8	0.0	21.1	0.0
	Related tax effects on special items	(4.9)	(9.2)	(3.2)	(15.3)	(12.6)

	Income from continuing operations attributable to MTI, excluding special items	$37.2	$41.4	$43.6	$116.0	$96.4

	Diluted earnings per share, excluding special items	$1.06	$1.18	$1.25	$3.31	$2.77

During the third quarter of 2015, the Company incurred restructuring charges of $10.5 million related to  lease termination costs, inventory write-offs, and  impairment of assets relating to its exit from its Coiled Tubing product line and restructuring of other on-shore services, within the Energy Services segment as a result of the significant reduction in oil prices and  significant overcapacity in the on-shore oil services market.

3)
Free cash flow is defined as cash flow from continuing operations less capital expenditures.  The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended September 27, 2015, June 28, 2015, and September 28, 2014 and the nine month periods ended September 27, 2015 and September 28, 2014 and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended			Nine Months Ended
	(millions of dollars)	Sept. 27,	June 28,	Sept. 28,	Sept. 27,	Sept. 28,
		2015	2015	2014	2015	2014
	Cash flow from continuing operations	$80.2	$94.8	$86.9	$194.7	$194.3
	Capital expenditures	21.8	24.5	25.7	70.5	62.4
	Free cash flow	$58.4	$70.3	$61.2	$124.2	$131.9

4)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended			Nine Months Ended
		Sept. 27,	June 28,	Sept. 28,	Sept. 27,	Sept. 28,
		2015	2015	2014	2015	2014
	Interest income	$0.5	$0.3	$0.8	$1.2	$2.2
	Interest expense	(15.0)	(16.1)	(16.8)	(46.7)	(27.4)
	Debt extinguishment costs and fees	0.0	(4.5)	0.0	(4.5)	(5.8)
	Foreign exchange gains	3.1	0.3	1.6	6.9	1.7
	Other deductions	(0.3)	(0.5)	(0.7)	(1.2)	(1.2)
	Non-operating income (deductions), net	$(11.7)	$(20.5)	$(15.1)	$(44.3)	$(30.5)

5)
The analyst conference call to discuss operating results for the third quarter is scheduled for Friday, October 23, 2015 at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Nine Months Ended		% Growth
SALES DATA	Sept. 27,	June 28,	Sept. 28,	Prior	Prior	Sept. 27,	Sept. 28,	Prior
	2015	2015	2014	Qtr	Year	2015	2014	Year

United States	$264.9	$273.5	$326.3	(3)%	(19)%	$806.3	$704.6	14%
International	186.1	189.9	217.2	(2)%	(14)%	561.3	504.4	11%
Net Sales	$451.0	$463.4	$543.5	(3)%	(17)%	$1,367.6	$1,209.0	13%

Paper PCC	$106.1	$104.7	$113.4	1%	(6)%	$315.9	$341.3	(7)%
Specialty PCC	15.8	16.2	16.5	(2)%	(4)%	48.5	50.7	(4)%
PCC Products	$121.9	$120.9	$129.9	1%	(6)%	$364.4	$392.0	(7)%

Talc	$13.9	$14.2	$13.8	(2)%	1%	$41.9	$41.7	0%
Ground Calcium Carbonate	20.7	21.4	19.3	(3)%	7%	60.6	56.8	7%
Processed Minerals Products	$34.6	$35.6	$33.1	(3)%	5%	$102.5	$98.5	4%

Specialty Minerals Segment	$156.5	156.5	163.0	0%	(4)%	466.9	490.5	(5)%

Refractory products	$60.5	$59.5	$69.7	2%	(13)%	$178.3	$201.4	(11)%
Metallurgical Products	16.9	16.9	20.7	0%	(18)%	49.4	65.4	(24)%
Refractories Segment	$77.4	$76.4	90.4	1%	(14)%	227.7	266.8	(15)%

Metalcasting	$63.4	$71.6	$70.0	(11)%	(9)%	$200.3	$109.4	83%
Household, Personal Care & Specialty Products	43.0	41.7	42.8	3%	0%	126.6	66.2	91%
Basic Minerals & Other Products	20.1	15.8	22.8	27%	(12)%	56.6	35.8	58%
Performance Materials Segment	$126.5	$129.1	$135.6	(2)%	(7)%	$383.5	$211.4	81%

Environmental products	$21.7	$22.1	$34.5	(2)%	(37)%	$55.2	$51.8	7%
Building Materials & Other Products	28.0	30.0	34.6	(7)%	(19)%	85.5	54.5	57%
Construction Technologies Segment	$49.7	$52.1	$69.1	(5)%	(28)%	$140.7	$106.3	32%

Energy Services Segment	$40.9	$49.3	$85.4	(17)%	(52)%	$148.8	$134.0	11%

Net Sales	$451.0	$463.4	$543.5	(3)%	(17)%	$1,367.6	$1,209.0	13%

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Nine Months Ended		% Growth
	Sept. 27,	June 28,	Sept. 28,	Prior	Prior	Sept. 27,	Sept. 28,	Prior
SEGMENT OPERATING INCOME DATA	2015	2015	2014	Qtr	Year	2015	2014	Year

Specialty Minerals Segment	$25.0	$27.1	$26.0	(8)%	(4)%	$75.2	$71.4	5%
% of Sales	16.0%	17.3%	16.0%			16.1%	14.6%
Refractories Segment	$7.9	$8.4	$9.7	(6)%	(19)%	$24.5	$29.0	(16)%
% of Sales	10.2%	11.0%	10.7%			10.8%	10.9%
Performance Materials Segment	22.7	25.5	18.7	(11)%	21%	72.0	23.0	213%
% of Sales	17.9%	19.8%	13.8%			18.8%	10.9%
Construction Technologies Segment	6.1	8.3	8.3	(27)%	(27)%	18.5	9.0	106%
% of Sales	12.3%	15.9%	12.0%			13.1%	8.5%
Energy Services Segment	(7.9)	(12.2)	10.2	*	*	(14.2)	16.1	*
% of Sales	-19.3%	-24.7%	11.9%			-9.5%	12.0%

Unallocated Corporate Expenses	$(1.5)	$(1.6)	$(1.9)	(6)%	(21)%	$(4.9)	$(5.6)	(13)%

Acquisition related transaction costs	$(2.4)	$(2.7)	$(4.2)	(11)%	(43)%	$(8.5)	$(16.7)	(49)%

Consolidated	$49.9	$52.8	$66.8	(5)%	(25)%	$162.6	$126.2	29%
% of Sales	11.1%	11.4%	12.3%			11.9%	10.4%

SPECIAL ITEMS

Specialty Minerals Segment	$0.0	$0.0	$0.5	*	*	$0.0	$2.7	*

Refractories Segment	$0.0	$0.0	$0.0	*	*	$0.0	$0.6	*

Performance Materials Segment	$0.0	$0.0	$2.0	*	*	$0.0	$6.8	*

Construction Technologies Segment	$0.0	$0.0	$2.0	*	*	$0.0	$5.1	*

Energy Services Segment	$10.5	$16.8	$1.3	*	*	$27.3	$2.3	*

Acquisition related transaction costs	$2.4	$2.7	$4.2	(11)%	(43)%	$8.5	$16.7	(49)%

Consolidated	$12.9	$19.5	$10.0	(34)%	29%	$35.8	$34.2	5%

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (acquisition related transaction costs set forth in the above table), for the quarterly periods ended September 27, 2015, June 28, 2015,  and September 28, 2014, and the nine month periods ended September 27, 2015 and September 28, 2014 constituting a reconciliation to GAAP operating income set forth above.  The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Nine Months Ended		% Growth
SEGMENT OPERATING INCOME,	Sept. 27,	June 28,	Sept. 28,			Sept. 27,	Sept. 28,
EXCLUDING SPECIAL ITEMS	2015	2015	2014	Prior Qtr	Prior Year	2015	2014	Prior Year

Specialty Minerals Segment	$25.0	$27.1	$26.5	(8)%	(6)%	$75.2	$74.1	1%
% of Sales	16.0%	17.3%	16.3%			16.1%	15.1%
Refractories Segment	$7.9	$8.4	$9.7	(6)%	(19)%	$24.5	$29.6	(17)%
% of Sales	10.2%	11.0%	10.7%			10.8%	11.1%
Performance Materials Segment	22.7	25.5	20.7	(11)%	10%	72.0	29.8	142%
% of Sales	17.9%	19.8%	15.3%			18.8%	14.1%
Construction Technologies Segment	6.1	8.3	10.3	(27)%	(41)%	18.5	14.1	31%
% of Sales	12.3%	15.9%	14.9%			13.1%	13.3%
Energy Services Segment	2.6	4.6	11.5	(43)%	(77)%	13.1	18.4	(29)%
% of Sales	6.4%	9.3%	13.5%			8.8%	13.7%

Unallocated Corporate Expenses	$(1.5)	$(1.6)	$(1.9)	(6)%	(21)%	$(4.9)	$(5.6)	(13)%

Consolidated	$62.8	$72.3	$76.8	(13)%	(18)%	$198.4	$160.4	24%
% of Sales	13.9%	15.6%	14.1%			14.5%	13.3%
* Percentage not meaningful

ASSETS

	(In Millions of Dollars)
		September 27,	December 31,
		2015*	2014**

Current assets:
	Cash & cash equivalents	$224.9	$249.6
	Short-term investments	2.9	0.8
	Accounts receivable, net	385.7	412.6
	Inventories	203.6	211.8
	Prepaid expenses and other current assets	60.9	49.8
	Total current assets	878.0	924.6

	Property, plant and equipment	2,141.3	2,174.2
	Less accumulated depreciation	1,015.6	992.1
	Net property, plant & equipment	1,125.7	1,182.1

	Goodwill	789.2	770.9
	Intangible assets	214.7	212.1
	Other assets and deferred charges	140.9	137.0

	Total assets	$3,148.5	$3,226.7

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
	Short-term debt	$6.2	$5.6
	Current maturities of long-term debt	2.2	0.3
	Accounts payable	176.3	170.4
	Other current liabilities	181.7	176.6
	Total current liabilities	366.4	352.9

	Long-term debt	1,325.6	1,455.5
	Deferred income taxes	310.4	314.5
	Other non-current liabilities	221.4	214.9
	Total liabilities	2,223.8	2,337.8

	Total MTI shareholders' equity	897.9	863.0
	Non-controlling Interest	26.8	25.9
	Total shareholders' equity	924.7	888.9

	Total liabilities and shareholders' equity	$3,148.5	$3,226.7

*	Unaudited
**	Condensed from audited financial statements.